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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Oak Technology, Inc.:

We consent to incorporation herein by reference in the registration statement on Form S-8 of Oak Technology, Inc. to be filed on or about August 16, 1999 of our report dated July 28, 1998, except as to Note 14, which is as of August 12, 1998, relating to the consolidated balance sheets of Oak Technology, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998 and related financial statement schedule, which report appears in the September 28, 1998, annual report on Form 10-K of Oak Technology, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP


KPMG LLP

Mountain View, California
August 16, 1999